Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE SECOND AMENDED AND RESTATED CHARTER

OF

PACER INTERNATIONAL, INC.

Pursuant to the provisions of Section 48-20-103 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its Second Amended and Restated Charter:

1. The name of the corporation is: Pacer International, Inc.

2. Section 12 of the charter is hereby deleted in its entirety and replaced with the following:

“12. Business Combinations. The Corporation shall not engage in any “business combination” (as hereinafter defined), or vote, consent, or otherwise act to authorize a subsidiary of the Corporation to engage in a business combination, with, with respect to, proposed by or on behalf of, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with any “related person” (as hereinafter defined) or any “affiliate” or “associate” (as hereinafter defined) of a related person unless:

(a) the business combination or the transaction which resulted in the shareholder becoming a related person is approved by the board of directors of the Corporation prior to the acquisition by such related person of the beneficial ownership of 10% or more of the outstanding voting stock of the Corporation; or

(b) a five (5) year period, commencing with the date the related person acquired beneficial ownership of 10% or more of the outstanding voting stock of the Corporation, has expired and the business combination is thereafter approved by the affirmative vote of the holders of seventy-five percent (75%) of the outstanding voting stock not beneficially owned by the related person or its affiliates or associates at a properly called shareholders’ meeting; or

(c) a five (5) year period, commencing with the date the related person acquired beneficial ownership of 10% or more of the outstanding voting stock of the Corporation, has expired and all of the following conditions are satisfied:

(i)

the aggregate amount of cash and market value of the property, securities or other consideration to be received per share by holders of each outstanding class or series of shares of the Corporation in the business combination is not less than the highest of (i) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees), paid by such related person in acquiring any shares of the same class or series within the five-year period immediately prior to (y) the announcement date with respect to such business combination or (z) the date of the transaction in which the related person acquired beneficial ownership of 10% or more of the outstanding voting stock of the Corporation, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which such highest per share acquisition price was paid through the consummation date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash per share since such earliest date, up to the amount of such interest; (ii) the highest preferential amount per share to which the holders of shares of such class or series of shares are entitled in the event of any liquidation, dissolution or winding up of the Corporation, plus the aggregate amount of any dividends declared or due as to which such holders are entitled prior to payment of dividends on some other class or series of shares (unless the aggregate amount of such dividends is included in such preferential amount); or (iii) the market value per share of each class or series of shares on the announcement date with respect to such business combination or on the date the related person acquired beneficial ownership of 10% or more of the outstanding voting stock of the Corporation, whichever is higher; plus interest compounded annually from such date through the consummation date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash per share on each class or series of shares since such date, up to the amount of such interest; and

(ii)	the consideration to be received by holders of a particular class or series of outstanding shares of the Corporation in the business combination is in cash or in the same form as the related person used to acquire the largest number of shares of such class or series of shares previously acquired by the related person and such consideration shall be distributed as soon as practical; and

(iii)	the holders of all outstanding shares of each class or series of shares of the Corporation not beneficially owned by the related person immediately prior to the consummation of the business combination (except those who may perfect their rights of dissent) are entitled to receive in the business combination cash or other consideration for such shares in compliance with Section 12(c)(i) and Section 12(c)(ii); and

(iv)	after becoming a related person and prior to the consummation of such business combination such related person shall not have become the beneficial owner of any additional shares of capital stock of the Corporation (except as part of a transaction which resulted in the shareholder becoming a related person, upon compliance with the provisions of this Section 12 or as a result of a pro rata share dividend, stock split, or other distribution of shares in respect of shares not constituting a business combination); or

(d) if the board of directors of the Corporation determines that a shareholder became a related person inadvertently, and as soon as practicable divests itself of a sufficient number of shares of the Corporation so that such related person is no longer the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting stock of the Corporation.

For purposes of this Section:

(i)	The term “business combination” shall mean (a) any merger, share exchange or consolidation of the Corporation or any subsidiary with or into a related person or any of its affiliates or associates, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or more transactions) of all or any “substantial part” (as defined below) of the assets of the Corporation or any subsidiary, to, with or proposed by or on behalf of, a related person or any of its affiliates or associates, (c) the issuance or transfer by the Corporation of any securities of the Corporation or any subsidiary (in one or more transactions) to a related person or any of its affiliates or associates (other than pursuant to the exercise of warrants or rights to purchase securities, a pro rata dividend or distribution, or the conversion of convertible securities issued prior to the date the related person became a related person), (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or any reincorporation of the Corporation in another state or jurisdiction, proposed by or on behalf of, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with, a related person or any of its affiliates or associates, (e) any transaction (whether or not with or into or otherwise involving a related person or any of its affiliates or associates), proposed by or on behalf of, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with a related person or any of its affiliates or associates which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of shares or securities convertible into shares entitled to vote or securities that are exchangeable for, convertible into, or carry a right to acquire shares entitled to vote, of the Corporation or any subsidiary which are, directly or indirectly, owned or controlled by the related person or its affiliates or associates, except as a result of immaterial changes due to fractional share adjustments, or (f) any loans, advances, guarantees, pledges, financial assistance, security arrangements, restrictive covenants or any tax credits or other tax advantages provided by, through or to the Corporation or any subsidiary as a result of which a related person or any of its affiliates or associates receives a benefit, directly or indirectly, except proportionately as a shareholder of the Corporation.

(ii)	The term “control” shall have the meaning set forth in Section 48-103-203(8) of the Act.

(iii)	The term “market value” shall have the meaning set forth in Section 48-103-203(12) of the Act.

(iv)

The term “related person” shall mean and include any individual, domestic or foreign corporation, partnership (general or limited), syndicate, joint venture, trust, estate, association or other person or entity which (a) together with its “affiliates” and “associates” (as defined in Section 48-103-203 of the Act), is the “beneficial owner” (as defined in Section 48-103-203(4) of the Act) of, in the aggregate ten percent (10%) or more of the voting power of any class or series of the then outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of any class or series of the then outstanding stock of the Corporation.

(v)	The terms “subsidiary” or “subsidiaries” shall have the meaning set forth in Section 48-103-204(18) of the Act.

(vi)	The term “substantial part” shall mean assets having an aggregate market value equal to at least ten percent (10%) of the (a) aggregate market value of all the assets of the Corporation (on a consolidated basis), (b) aggregate market value of all the outstanding shares of the Corporation or (c) the net income of the Corporation (on a consolidated basis).

(vii)	The term “voting stock” shall have the meaning set forth in Section 48-103-204(19) of the Act.

3. The amendment was duly adopted by the shareholders on April 26, 2011 and by the board of directors on February 9, 2011.

4. These Articles of Amendment will be effective when filed with the Secretary of State.

Date: April 28, 2011.

PACER INTERNATIONAL, INC.

By:	/s/ Lisa Ormand Taylor

Name:	Lisa Ormand Taylor

Title:	Secretary